Exhibit 99.1

News Release

For Immediate Release	CONTACT:
Bill Newbould
(610) 558-9800

ENDO PHARMACEUTICALS REPORTS

FOURTH QUARTER AND FULL-YEAR 2005 FINANCIAL RESULTS

CHADDS FORD, Pa., February 15, 2006 — Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP), a specialty pharmaceutical company with market leadership in pain management, today reported financial results for the fourth quarter and full year ended December 31, 2005.

Net sales for the fourth quarter were $240.8 million compared with $157.3 million in the fourth quarter of 2004, an increase of 53%. Net income for the three months ended December 31, 2005 was $72.9 million compared with $29.2 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the three months ended December 31, 2005 was $77.8 million compared with $31.5 million in the same period in 2004.

Diluted earnings per share for the three months ended December 31, 2005 were $0.54 compared with $0.22 in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the three months ended December 31, 2005 were $0.58 compared with $0.24 in the same period in 2004.

Full-Year Results

Net sales for the year ended December 31, 2005 were $820.2 million compared with $615.1 million for the year ended December 31, 2004, and increase of 33%. Net income for the year ended December 31, 2005 was $202.3 million versus $143.3 million in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted net income for the year ended December 31, 2005 was $230.2 million compared with $154.8 million in the same period in 2004.

Diluted earnings per share for the year ended December 31, 2005 were $1.52 compared with $1.08 in the comparable 2004 period. As detailed in the Supplemental Financial Information below, adjusted diluted earnings per share for the year ended December 31, 2005 were $1.73 compared with $1.17 in the same period in 2004.

“The continued growth of Lidoderm®, our largest-selling product, was a significant factor behind our strong financial performance in 2005,” said Peter A. Lankau, president and chief executive officer. “In addition, we made progress in a number of key areas that we believe positions us for continued strong growth, including the filing on December 22, 2005 of our complete responses to the FDA’s approvable letters on the NDAs for each of our investigational products oxymorphone ER and oxymorphone IR tablets. Our complete responses have been accepted by the FDA, and we anticipate action letters on both of these development products by June 22, 2006.”

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Oxycodone ER Litigation

The company had announced on February 1, 2006 that the Federal Circuit Court of Appeals had vacated its unanimous June 7, 2005 affirmance of the Opinion and Order issued in Endo’s favor by the U.S. District Court for the Southern District of New York, which found Purdue had committed inequitable conduct in the U.S. Patent and Trademark Office. The Federal Circuit also affirmed the District Court’s finding that, if Purdue’s patents are enforceable, Endo’s oxycodone extended-release tablets infringe these patents. Further, the Federal Circuit issued a new opinion on February 1, 2006 remanding the case to the same district court for its further consideration as to whether the Purdue patents are unenforceable.

The company has reviewed the Federal Circuit Court’s opinion with counsel and believes that, on remand, the District Court should again find that Purdue’s patents are unenforceable due to Purdue’s inequitable conduct before the U.S. Patent and Trademark Office. Endo does not currently intend to pursue an en banc rehearing of the Federal Circuit Court’s opinion, but rather intends to pursue the remand proceedings in the District Court. In the event of a final, nonappealable adverse determination against it, the company would be required to terminate its sales of its bioequivalent version of OxyContin.

In the event that there is a final nonappealable judgment that Purdue’s patents are valid and enforceable, Endo could face substantial liability for patent infringement and be obligated to pay Purdue damages in an amount to be determined by the District Court. Damages may be calculated based on profits that Purdue may have lost to Endo’s sales of its generic OxyContin for the period the company sold the product, a reasonable royalty, and/or a variety of other legal theories, together with pre- or post-judgment interest on any such damages award. Although there can be no assurance, the company believes that it would be able to fund the payment of these damages without materially adversely affecting the operations of its business, including its acquisition and licensing strategy. The outcome of litigation is always uncertain, as are the imposition and level of damages. However, after consultation with counsel, the company believes that it is unlikely that Purdue would be awarded enhanced damages, such as treble damages.

2006 Guidance

Endo affirms its financial guidance for 2006 and expects net sales in 2006 to be approximately $860 to $880 million and adjusted earnings for the year ended December 31, 2006 to be approximately $1.75 to $1.80 per diluted share, which excludes any stock compensation charges and estimated payments to partners for successful achievement of regulatory and other milestones. These 2006 estimates include estimated net sales of the company’s generic OxyContin of approximately $50 to $60 million and estimated earnings attributable to its generic OxyContin sales of approximately $0.20 to $0.24 per diluted share.

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Use of Non-GAAP Measures — Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share:

Consolidated EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with accounting principles generally accepted in the United States and may be different from non-GAAP financial measures used by other companies. Endo refers to these non-GAAP financial measures in making operating decisions because it believes they provide meaningful supplemental information regarding the company’s operational performance. For instance, Endo believes that these non-GAAP financial measures facilitate its internal comparisons to its historical operating results and comparisons to competitors’ results. The company includes these non-GAAP financial measures in its earnings announcements because it believes they are useful to investors in allowing for greater transparency related to supplemental information used by Endo in its financial and operational decision-making. In addition, Endo has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting at this time. Further, Endo believes that these non-GAAP financial measures may be useful to investors as it is aware that certain of its significant stockholders utilize these measures to evaluate its financial performance. Finally, these measures are considered by the Compensation Committee of Endo’s Board of Directors in assessing the performance and compensation of substantially all of its employees, including its executive officers. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this earnings announcement to their most directly comparable GAAP financial measures as provided with the financial statements included in this press release and are encouraged to read the definition of Consolidated EBITDA and the description of the reconciling items at the end of this press release.

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Supplemental Financial Information

A reconciliation of net income as determined by GAAP to adjusted net income for the three months ended December 31, 2005 and December 31, 2004 is as follows (Certain prior period amounts have been reclassified to conform to the current period presentation):

	(Unaudited) Three Months Ended December 31,
	2005	2004
	(in thousands, except per share data)
GAAP net income	$72,881	$29,210
Add: Income tax	42,630	17,922

GAAP income before income tax	115,511	47,132
Add: Employer payroll taxes payable by Endo Pharma LLC	7,669	751
Add: Upfront and milestone payments to partners	750	3,000
Less: Reversal of the remaining reserve related to the transdermal fentanyl patch inventory	(679)	—

Adjusted income before income tax	123,251	50,883
Pro forma income tax	45,486	19,348

Adjusted net income	$77,765	$31,535

Diluted weighted average shares outstanding	133,744	132,749
GAAP diluted earnings per share	$0.54	$0.22
Add: Employer payroll taxes funded by Endo Pharma LLC, net of tax	0.04	0.01
Add: Upfront and milestone payments to partners, net of tax	0.01	0.01
Less: Reversal of the remaining reserve related to the transdermal fentanyl patch inventory, net of tax	(0.01)	—

Adjusted diluted earnings per share	$0.58	$0.24

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A reconciliation of net income as determined by GAAP to adjusted net income for the year ended December 31, 2005 and December 31, 2004 is as follows (Certain prior period amounts have been reclassified to conform to the current period presentation):

	(Unaudited) Year Ended December 31,
	2005	2004
	(in thousands, except per share data)
GAAP net income	$202,295	$143,309
Add: Income tax	121,949	87,787

GAAP income before income tax	324,244	231,096
Add: Upfront and milestone payments to partners	27,250	13,000
Add: Employer payroll taxes payable by Endo Pharma LLC	7,669	1,742
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	9,836	—
Add: Termination of development agreement	—	3,800

Adjusted income before income tax	368,999	249,638
Pro forma income tax	138,781	94,831

Adjusted net income	$230,218	$154,807

Diluted weighted average shares outstanding	133,289	132,718
GAAP diluted earnings per share	$1.52	$1.08
Add: Upfront and milestone payments to partners, net of tax	0.13	0.06
Add: Employer payroll taxes payable by Endo Pharma LLC, net of tax	0.04	0.01
Add: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee, net of tax	0.04	—
Add: Termination of development agreement, net of tax	—	0.02

Adjusted diluted earnings per share	$1.73	$1.17

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the three months ended December 31, 2005 and December 31, 2004 (Certain prior period amounts have been reclassified to conform to the current period presentation):

	(Unaudited) Three Months Ended December 31,
	2005	2004
	(in thousands)
GAAP net income	$72,881	$29,210
Add: Income tax	42,630	17,922
Less: Interest income, net	(4,338)	(1,365)

GAAP operating income	111,173	45,767
Add: Depreciation and amortization	4,059	3,556
Add: Employer payroll taxes payable by Endo Pharma LLC	7,669	751
Add: Upfront and milestone payments to partners	750	3,000
Less: Reversal of the remaining reserve related to the transdermal fentanyl patch inventory	(679)	—

Consolidated EBITDA	$122,972	$53,074

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The following table presents a reconciliation of net income as determined by GAAP to consolidated EBITDA for the year ended December 31, 2005 and December 31, 2004 (Certain prior period amounts have been reclassified to conform to the current period presentation):

	(Unaudited) Year Ended December 31,
	2005	2004
	(in thousands)
GAAP net income	$202,295	$143,309
Add: Income tax	121,949	87,787
Less: Interest income, net	(10,995)	(2,161)

GAAP operating income	313,249	228,935
Add: Depreciation and amortization	15,497	10,630
Add: Upfront and milestone payments to partners	27,250	13,000
Add: Employer payroll taxes payable by Endo Pharma LLC	7,669	1,742
Less: Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee	9,836	—
Add: Termination of development agreement	—	3,800

Consolidated EBITDA	$373,501	$258,107

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Product Review

Lidoderm®. For the three months ended December 31, 2005, net sales of Lidoderm® were $130.5 million compared with $101.9 million in the same period in 2004, a 28% increase. For the twelve months of 2005, net sales of Lidoderm® were $419.4 million, up 36% from $309.2 million in the same period a year ago. Prescription growth for Lidoderm® was up 29% and dispensed unit growth was up 32% in the fourth quarter of 2005 over the comparable 2004 period. Prescription growth for Lidoderm® was up 36% and dispensed unit growth was up 38% for the twelve months ended December 31, 2005 over the comparable 2004 period. Endo estimates that prescription demand for Lidoderm® was approximately $125 million and $438 million in the fourth quarter and full-year of 2005, respectively.

Percocet®. Net sales of Percocet® were $29.7 million for the three months ended December 31, 2005 compared with $16.1 million in the same period in 2004. Net sales of Percocet® were $110.7 million for the twelve months ended December 31, 2005 compared with $86.5 million in the same period in 2004. The company estimates that prescription demand for Percocet® was approximately $31 million and $109 million in the fourth quarter and full-year of 2005, respectively. Net sales of Percocet® had been adversely affected during 2004 due to the introduction of generic versions of Percocet® 7.5/325 and 10/325 during the fourth quarter of 2003. The company’s customers were reducing their inventory levels of Percocet® during most of 2004. Endo estimates that its customers’ inventory levels returned back to normal by the end of 2004 and remained at these levels at the end of 2005.

Frova®. Net sales of Frova® were $13.0 million for the three months ended December 31, 2005 compared with $6.4 million in the same period in 2004. Net sales of Frova® were $38.1 million for the twelve months ended December 31, 2005 compared with $11.4 million in 2004, after its commercial launch by Endo in August 2004. The company estimates that prescription demand for Frova® was approximately $11 million and $40 million in the fourth quarter and full-year 2005, respectively. Endo began shipping Frova® upon closing of the license agreement in mid-August 2004 and commenced its promotional efforts in September 2004.

DepoDur®. Net sales of DepoDur® were $0.9 million for the three months ended December 31, 2005 and $3.9 million for the twelve months ended December 31, 2005. The company began promoting DepoDur® in early 2005 with its 70-representative hospital sales force. The launch phase of this product is expected to continue throughout 2006.

Other branded products. Combined sales of all other branded products were $3.0 million for the three months ended December 31, 2005 compared with $5.2 million in the same period in 2004. Combined sales of all other branded products were $11.1 million for the twelve months ended December 31, 2005 versus $15.5 million in the comparable period in 2004.

Oxycodone extended-release. In June 2005, the company began commercial sale of all four strengths of its extended-release oxycodone tablets, the generic equivalent of Purdue Pharma’s OxyContin®. Net sales of extended-release oxycodone tablets were $35.5 million and $114.0 million for the three months and full-year ended December 31, 2005, respectively.

Other generic products. For the fourth quarter other generic products were $28.1 million compared to $27.7 million in 2004. Due to increased generic competition with both Endocet® and the company’s morphine sulfate extended-release tablets, net sales from its other generic products decreased to $123.0 million for the full-year ended December 31, 2005 compared with $192.4 million in the same period in 2004. Endo expects this additional competition to continue to adversely affect its market share and the price of both Endocet® and its morphine sulfate extended-release tablets.

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Note to Investors

Endo will conduct a conference call with financial analysts to discuss this news release today at 11:00 a.m. ET. Investors and other interested parties may access the conference call by dialing (800) 305-2862 (domestic) or (706) 634-1979 (international). Please dial in 10 minutes prior to the scheduled start time and reference conference code 5284111.

A replay of the call will be available from February 15 at 12:30 p.m. ET by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international), passcode 5284111, and will run until 12:00 a.m. ET on February 22, 2006. A simultaneous webcast of the call for interested investors and others may be accessed by visiting www.endo.com. In addition, a replay of the webcast will be available until 12:00 a.m. ET on February 22, 2006. The replay can be accessed by clicking on “Events” in the Investor Relations section of the website.

About Endo

Endo Pharmaceuticals Holdings Inc. is a fully integrated specialty pharmaceutical company with market leadership in pain management products. Through its wholly owned Endo Pharmaceuticals Inc. subsidiary, the company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. More information, including this and past press releases of Endo Pharmaceuticals Holdings Inc., is available online at www.endo.com.

Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Statements that are not historical facts, including statements which are preceded by, followed by, or that include, the words “believes,” “anticipates,” “plans,” “expects” or similar expressions and statements are forward-looking statements. Endo’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect Endo’s current perspective on existing trends and information. Many of the factors that will determine the company’s future results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially from those expressed or implied by these forward-looking statements. The reader should not rely on any forward-looking statement. The company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Several important factors, in addition to the specific factors discussed in connection with these forward-looking statements individually, could affect the future results of Endo and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. Important factors that may affect future results include, but are not limited to: market acceptance of the company’s products and the impact of competitive products and pricing; dependence on sole source suppliers; the success of the company’s product development activities and the timeliness with which regulatory authorizations and product launches may be achieved; successful compliance with extensive, costly, complex and evolving governmental regulations and restrictions; the availability on commercially reasonable terms of raw materials and other third party manufactured products; exposure to product liability and other lawsuits and contingencies; dependence on third party suppliers, distributors and collaboration partners; the ability to timely and cost effectively integrate acquisitions; uncertainty associated with pre-clinical studies and clinical trials and regulatory approval; uncertainty of market acceptance of new products; the difficulty of predicting FDA approvals; risks with respect to technology and product development; the effect of competing products and prices; uncertainties regarding intellectual property protection; uncertainties as to the outcome of litigation; changes in operating results; impact of competitive products and pricing; product development; changes in laws and regulations; customer demand; possible future litigation; availability of future financing and reimbursement policies of government and private health insurers and others; and other risks and uncertainties detailed in Endo’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-3 filed with the SEC on April 30, 2004, as amended, in Endo’s Registration Statement on Form S-3 filed with the SEC on September 2, 2005, as amended, and in Endo’s Registration Statement on Form S-3 filed with the SEC on January 19, 2006. Readers should evaluate any statement in light of these important factors.

(Tables Attached)

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The following tables present Endo’s unaudited net sales for the three months and twelve months ended December 31, 2005 and December 31, 2004:

Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Three Months Ended December 31,
	2005	2004
Lidoderm®	$130,517	$101,881
Percocet®	29,745	16,098
Frova®	13,010	6,430
DepoDur®	935	—
Other Brands	2,956	5,191

Total Brands	$177,163	$129,600
Oxycodone ER	$35,484	$—
Other Generics	28,142	27,694

Total Generics	$63,626	$27,694

Total Net Sales	$240,789	$157,294

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Endo Pharmaceuticals Holdings Inc.

Net Sales (unaudited)

(in thousands)

	Year Ended December 31,
	2005	2004
Lidoderm®	$419,418	$309,230
Percocet®	110,700	86,510
Frova®	38,096	11,449
DepoDur®	3,931	—
Other Brands	11,098	15,481

Total Brands	$583,243	$422,670
Oxycodone ER	$113,969	$—
Other Generics	122,952	192,430

Total Generics	$236,921	$192,430

Total Net Sales	$820,164	$615,100

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The following table presents Endo’s consolidated statements of operations for the three months and year ended December 31, 2005 and December 31, 2004 (Certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
NET SALES	$240,789	$157,294	$820,164	$615,100
COST OF SALES	53,108	40,998	186,350	140,989

GROSS PROFIT	187,681	116,296	633,814	474,111
COSTS AND EXPENSES:
Selling, general and administrative	54,262	54,696	211,246	179,270
Research and development	18,187	12,277	88,307	51,476
Depreciation and amortization	4,059	3,556	15,497	10,630
Impairment of other intangible asset	—	—	5,515	—
Loss on disposal of other intangible, including license termination fee of $3,000	—	—	—	3,800

OPERATING INCOME	111,173	45,767	313,249	228,935
INTEREST INCOME, Net	4,338	1,365	10,995	2,161

INCOME BEFORE INCOME TAX	115,511	47,132	324,244	231,096
INCOME TAX	42,630	17,922	121,949	87,787

NET INCOME	$72,881	$29,210	$202,295	$143,309

NET INCOME PER SHARE:
Basic	$0.55	$0.22	$1.53	$1.09
Diluted	$0.54	$0.22	$1.52	$1.08
WEIGHTED AVERAGE SHARES:
Basic	132,736	131,842	132,242	131,805
Diluted	133,744	132,749	133,289	132,718

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The following table presents the Endo’s unaudited condensed consolidated balance sheet data at December 31, 2005 and December 31, 2004:

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Balance Sheet Data (unaudited)

(in thousands)

	December 31, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$500,956	$278,034
Accounts receivable, net	290,826	139,039
Inventory	50,983	71,415
Income taxes receivable	67,793	—
Other current assets	82,827	79,089

Total current assets	993,385	567,577
Property and equipment, net	38,001	28,875
Goodwill	181,079	181,079
Other intangibles, net	99,065	117,258
Note receivable	48,925	45,047
Other assets	11,223	7,655

TOTAL ASSETS	$1,371,678	$947,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to Endo Pharma LLC	$200,450	$42,939
Other current liabilities	309,063	230,309

Total current liabilities	509,513	273,248
Other liabilities	18,795	18,293
Total stockholders’ equity	843,370	655,950

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,371,678	$947,491

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The following table presents condensed consolidated cash flow data for the year ended December 31, 2005 and December 31, 2004 (Certain prior period amounts have been reclassified to conform to the current period presentation):

Endo Pharmaceuticals Holdings Inc.

Condensed Consolidated Cash Flow Data (unaudited)

(in thousands)

	Year Ended December 31,
	2005	2004
Net cash provided by operating activities	$284,644	$170,545
Net cash used in investing activities	(26,684)	(107,824)
Net cash used in financing activities	(35,038)	(14,260)

Net increase in cash and cash equivalents	$222,922	$48,461
Cash and cash equivalents, beginning of period	$278,034	$229,573

Cash and cash equivalents, end of period	$500,956	$278,034

Net Cash Used in Financing Activities

During the years ended December 31, 2005 and December 31, 2004, net cash used in financing activities includes a $42.8 million and a $13.5 million payment, respectively to Endo Pharma LLC, a limited liability company that currently holds a significant portion of Endo common stock, in which affiliates of Kelso & Company and certain other members of management have an interest. This payment was made pursuant to the tax sharing agreement between the company and Endo Pharma LLC, which requires the company, under certain circumstances, to pay Endo Pharma LLC the amount of the tax benefits that are usable by the company as a result of the exercise of stock options granted pursuant to the Endo Pharma LLC Stock Option Plans, which stock options are exercisable only into shares of Endo common stock held by Endo Pharma LLC and, accordingly, do not dilute the ownership of the company’s public stockholders. The company estimates that it will be able to use compensation charges resulting from the Endo Pharma LLC Stock Option Plans to reduce its taxes in 2005, due to the exercise of Endo Pharma LLC stock options during 2005. As such, the company will be obligated to pay to Endo Pharma LLC a tax benefit amount of approximately $201 million during 2006 offset by the net of tax employer payroll taxes payable by Endo Pharma LLC for the employer portion of payroll taxes due to the tax authorities by the company for employees that exercised Endo Pharma LLC stock options.

Definition of Consolidated EBITDA

Endo’s amended and restated credit facility defines Consolidated EBITDA as consolidated net income for the applicable period plus, without duplication and to the extent deducted from revenues in determining consolidated net income for that period, the sum of (a) the aggregate amount of consolidated cash interest expense for the period, (b) the aggregate amount of letter of credit fees paid during the period, (c) the aggregate amount of income tax expense for the period, (d) all amounts attributable to depreciation and amortization for the period, (e) all extraordinary and non-recurring charges during the period (provided that the amount of charges added to consolidated net income pursuant to this clause (e) that are incurred in connection with any transfer of manufacturing operations shall not exceed $10 million during any fiscal year of Endo or $20 million in the aggregate) and (f) all other non-cash charges during the period; and minus, without duplication and to the extent added to revenues in determining consolidated net income for such period, the sum of (i) all extraordinary gains during the period and (ii) all other non-cash gains during such period, all as determined on a consolidated basis with respect to Endo and its subsidiaries in accordance with generally accepted accounting principles.

Reconciling Items

Upfront and milestone payments to partners represent contractual payments which will be made to development partners based upon the successful achievement of certain defined milestones. Termination of development agreement represents a termination payment paid to Lavipharm Laboratories Inc. of $3.0 million and the write-off the unamortized portion of the intangible asset related to the license of the products of $0.8 million. Write-off of transdermal fentanyl patch inventory and unamortized portion of the license fee represents the costs related to the U.S. Food & Drug Administration decision that it will not approve Noven’s Abbreviated New Drug Application for its developmental transdermal fentanyl patch. Employer payroll taxes payable by Endo Pharma LLC represent amounts for the employer portion of payroll taxes due to the tax authorities by the company for employees that exercised Endo Pharma LLC stock options. This amount, net of the tax deduction, will be used to reduce the tax sharing liability to Endo Pharma LLC, pursuant to the Tax Sharing Agreement.

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